NEWS RELEASE	Exhibit 99.1

For further information, please contact Earle A. MacKenzie at 540-984-5192.

JONELLE ST. JOHN ELECTED TO BOARD OF DIRECTORS OF

SHENANDOAH TELECOMMUNICATIONS COMPANY

EDINBURG, VA, (January 25, 2007) – Shenandoah Telecommunications Company (Shentel; NASDAQ: SHEN) announced that at its January 22, 2007 meeting, its Board of Directors elected Jonelle St. John to serve as a Director of the corporation.

St. John is currently a Financial Systems Expert and Consultant with Pace Harmon, LLC. She served from 2000 to 2006 as a director and chairman of the audit committee of Motient Corporation, a nationwide provider of wireless mobile data and internet services. Ms. St. John previously held numerous financial positions with MCI Worldcom from 1990 to 2000. She served as chief financial officer of WorldCom International, after having held the positions of VP and Treasurer; VP for Revenue Assurance, Reporting and Analysis; and, VP for Corporate Planning and Business Analysis at MCI Communications.

Prior to joining MCI, Ms. St. John served as the VP Finance and Treasurer and as the VP and Controller of Telecom*USA from 1985 until it was acquired by MCI in 1990. Before 1985, she held various positions at the public accounting firm of Arthur Anderson & Co. Ms. St. John holds bachelor degrees in accounting and economics from Florida State University, and a masters in business administration and international management from the Wharton School of the University of Pennsylvania. Ms. St. John resides with her family in Middleburg, Virginia.

January 25, 2007

News Release

“We are very pleased to have Jonelle join our board,” said Christopher E. French, President and CEO of Shentel. “Her extensive business experience in a highly competitive industry along with her expertise in finance and accounting make her a great addition to our board.”

About Shenandoah Telecommunications

Shenandoah Telecommunications Company is a holding company that provides a comprehensive portfolio of telecommunications products and services through its operating subsidiaries. The Company is traded on the NASDAQ National Market under the symbol “SHEN.” The Company’s operating subsidiaries provide local and long distance telephone, internet and data services, cable television, wireless voice and data services, alarm monitoring, and telecommunications equipment, along with many other associated solutions in the Mid-Atlantic and Southeastern United States.

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Earle A. MacKenzie

Chief Financial Officer

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